ImmuCell Initiates Pivotal Trial of Mast Out(R)

PORTLAND, ME -- 06/05/2008 -- ImmuCell Corporation (NASDAQ: ICCC) today announced that it has initiated the pivotal effectiveness field trial of Mast Out®.

Planning and preparations for this trial began in July 2007. Completion of the field trial is expected by year-end. Enrollment is targeted at several hundred cows covering multiple locations in the major dairy sheds across the U.S.

"Mast Out® has shown strong performance in previous studies," commented Dr. Joseph H. Crabb, vice president and chief scientific officer. "However, this trial is being conducted under an FDA-approved pivotal protocol, and, as such, will be the effectiveness bench mark for this product."

Mast Out® is a Nisin-based intramammary infusion product that is being developed as an alternative to traditional antibiotics used in the treatment of mastitis in lactating dairy cows. The safety profile of Nisin and its long history as a food preservative may allow for the sale of Mast Out® in the U.S. without a milk discard requirement, which would be a significant competitive advantage. No other intramammary mastitis treatment product has such a "zero discard" claim. Commercial introduction of Mast Out® in the United States is subject to approval by the U.S. Food and Drug Administration, Center for Veterinary Medicine.

ImmuCell Corporation is a biotechnology company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at http://www.immucell.com.

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106